EXHIBIT 10.18

Buffalo Wild Wings, Inc.

2004/2005 Executive Bonus Plan

The Buffalo Wild Wings, Inc. Executive Bonus Plan for 2004 and 2005 is designed to provide an annual incentive bonus to executive officers based on the achievement of certain financial objectives, as well as achievement of personal objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following five performance criteria: revenue, net income, same store sales, net increase in system-wide locations and retention/turnover.

The Chief Executive Officer and Chief Financial Officer may receive bonuses of between 45% and 100% of their base salary and other executive officers may receive between 37.5% and 91% of their base salary under this bonus plan. The level of bonus received corresponds with the Company achieving between 90% to 115% or more of the financial objectives. No bonuses are earned on financial objectives for which the Company achieves less than 90% of the planned target.